EXHIBIT 4.2

                        SAVVIS COMMUNICATIONS CORPORATION

                           CERTIFICATE OF DESIGNATIONS

                                       FOR

                      SERIES A CONVERTIBLE PREFERRED STOCK

         SAVVIS COMMUNICATIONS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "ISSUER"), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer's Series A Convertible Preferred Stock (referred to herein as the "PREFERRED STOCK"), and (ii) the following resolution, which was duly adopted by the Board of Directors on February 26, 2002, remains in full force and effect. Certain capitalized terms used herein are defined in Section 12.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Certificate of Incorporation, as amended from time to time (the "CERTIFICATE OF INCORPORATION"), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 50,000,000 shares of preferred stock, $0.01 par value, of the Issuer authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions, as follows:

1.   Designation and Number of Shares.
     --------------------------------

         The series will be designated as the "Series A Convertible Preferred Stock" and the number of shares constituting such series will be 210,000 shares.

2.   Dividends.
     ---------

     2.1 Payment of Dividends.
         --------------------

         (a) The Holders of Preferred Stock shall be entitled to participating cumulative dividends, in preference to dividends on any Junior Securities, which shall accrue as provided herein, and shall be paid when, as and if declared by the Board of Directors. Dividends on each share of Preferred Stock will accrue on a daily basis at the Dividend Accretion Rate on the Accreted Value of such share from and including, the applicable Issuance Date to the first to occur of
(i) the date on which such share is redeemed in accordance with Section 5, (ii) the date on which such share is converted in accordance with Section 4, (iii) the date such share is purchased in accordance with Section 9 or 10, or (iv) the date the Issuer is liquidated, dissolved or wound up in accordance with Section
6. Dividends shall accrue as provided herein whether or

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not such dividends (or a portion thereof) have been declared and whether or not there are any unrestricted funds of the Issuer legally available for the payment of dividends. Accrued but unpaid dividends shall accrete quarterly by being added to the Accreted Value on each Dividend Accretion Date. For purposes of determining the amount of dividends "accrued" (i) as of or before the first Dividend Accretion Date and as of any date that is not a Dividend Accretion Date, such amount shall be calculated on the basis of the applicable Dividend Accretion Rate for the actual number of days elapsed from and including, the applicable Issuance Date (in case of the first Dividend Accretion Date and any date prior to the first Dividend Accretion Date) or the last preceding Dividend Accretion Date (in case of any other date) to the date as of which such determination is to be made, and (ii) as of any Dividend Accretion Date after the first Dividend Accretion Date, such amount shall be calculated on the basis of such rate per annum based on a 360-day year of twelve 30-day months.

         (b) After March 18, 2010 the Company may, at its option, pay in cash dividends on Preferred Stock that would accrue after such date.

         (c) In the event the Board of Directors of the Issuer shall declare a cash dividend payable with respect to the then outstanding shares of Common Stock in any particular quarter, which exceeds, on a per share basis, the amount of the dividend accreted per share of Preferred Stock in such quarter divided by the number of shares of Common Stock such share of Preferred Stock is then convertible into (the "PER SHARE PREFERRED DIVIDEND AMOUNT"), then the Holders of the Preferred Stock shall be entitled to, prior to the payment of any such dividend declared with respect to the outstanding shares of Common Stock (the "PER SHARE COMMON DIVIDEND AMOUNT"), (i) the accretion of dividends for such quarter pursuant to Section 2.1(a) and (ii) the excess, in cash, of the Per Share Common Dividend Amount over the Per Share Preferred Dividend Amount multiplied by the number of shares of Common Stock into which the Preferred Stock is then convertible. The Holders of Preferred Stock will not be required to convert the shares of Preferred Stock held by such Holders as a condition to receiving the cash dividend contemplated by this Section 2.1(c).

     2.2 Declaration of Dividends.
         ------------------------

         (a) Except as permitted under Section 7.2(c), (i) no dividends or other distributions may be declared, made or paid upon, or any funds set apart for the payment of dividends upon, any of the Junior Securities or Parity Securities by the Issuer or any of its Subsidiaries, and (ii) no Junior Securities or Parity Securities, may be purchased, redeemed or otherwise acquired or retired for value for any consideration (and no money may be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of any such stock) by the Issuer or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.2(a) will be of no further force and effect upon the earlier of the date on which (A) less than twenty percent (20%) of the aggregate of the number of shares of Preferred Stock issued on all Issuance Dates remains outstanding or (B) less than forty percent (40%) of the aggregate of the number of shares of Preferred Stock issued on all Issuance Dates remains outstanding and such outstanding Preferred Stock constitutes less than twenty percent (20%) of the total outstanding voting power of the Issuer.

         (b) If at any time the Issuer shall pay dividends in accordance with
Section 2.1(b) with respect to the Preferred Stock in an amount that is less than the total amount of the Accrued Dividends, such dividends shall be distributed ratably among the Holders based upon the aggregate Accrued Dividends on the Preferred Stock held by each Holder.

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3.  Ranking.
    -------

    3.1 The Preferred Stock will, with respect to dividend distributions and distributions upon a Liquidation Event, rank: (a) senior to all classes of Junior Securities; (b) on a parity with Parity Securities; and (c) subject to
Section 7.2(b), junior to each class of Senior Securities.

    3.2 Subject to applicable law and the terms of Section 7 of this Certificate of Designations, the Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities, or Senior Securities.

4.  Conversion.
    -----------

    4.1  Conversion Rights.
         -----------------

         (a) Each Holder of Preferred Stock shall have the right, at its option, at any time and from time to time after the Effective Date to convert, subject to the terms and provisions of this Section 4, any or all of such Holder's shares of Preferred Stock into Conversion Shares.

             (i) The conversion right of a Holder of Preferred Stock under this
         Section 4.1(a) shall be exercised by the Holder by the surrender of the certificate representing shares to be converted to the Issuer accompanied by a Conversion Notice.

             (ii) If the conversion under this Section 4.1(a) is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any Holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

         (b) Immediately prior to the close of business on any Conversion Date, each Holder of Preferred Stock whose shares of Preferred Stock have been converted in whole or in part pursuant to this Section 4.1 shall be deemed to be the Holder of record of Common Stock issuable upon such conversion of such Holder's Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

         (c) On any Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted; and (ii) exercise the rights to which they are entitled as Holders of Common Stock.

         (d) If any Conversion Date shall not be a Business Day, then the applicable conversion right shall be deemed exercised on the next Business Day.

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         The conversion rights under Section 4.1(a) shall terminate with respect to any share of Preferred Stock at the close of business on the Business Day prior to the date of redemption or repurchase (permitted under this Certificate of Designations) for such share of Preferred Stock unless the Issuer shall default in making the payment due upon redemption or repurchase thereof.

     4.2 The Conversion Price shall be subject to adjustment, without duplication, from time to time as follows:

         (a) Stock Splits and Combinations. In case the Issuer shall at any time or from time to time after the Original Issuance Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Issuer, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is applicable, shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Issuer which such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is applicable. An adjustment made pursuant to this subparagraph (a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

         (b) Dividends and Distributions in Common Stock. In case the Issuer shall at any time or from time to time after the Original Issuance Date pay a dividend or make a distribution payable in shares of Common Stock on any class of Capital Stock of the Issuer other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in paragraph (a) above, the Conversion Price shall be adjusted so that the Holder of each share of Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Price by (2) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issuable in such dividend or distribution. The provisions of this clause shall similarly apply to successive distributions.

         (c) Distribution of Indebtedness, Securities or Assets. In case the Issuer shall at any time or from time to time after the Original Issuance Date distribute to any Holders of Common Stock (whether by dividend or in a merger, amalgamation, consolidation or otherwise) evidences of indebtedness, shares of Capital Stock of any class or series, other securities or assets (other than securities referred to in subparagraph (d) below or a dividend payable exclusively in cash and other than as a result of a Fundamental Change) in respect of such Holder's Common Stock, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the Volume Weighted Market Value on such record date less the fair market value (as determined by the Board of Directors of the Issuer, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of Capital Stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Volume Weighted Market Value. Such adjustment shall be made successively whenever any such event shall occur.

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         (d) Sales of Securities Below Conversion Price. Subject to the last sentence of this Section 4.2(d), if the Issuer shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4.2(d). Such adjustment shall be made successively whenever such event shall occur.

              (i) Whenever the Conversion Price is adjusted pursuant to this
         Section 4.2(d), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "OUTSTANDING COMMON") plus the number of shares of Common Stock that the aggregate consideration (determined in the manner provided in Section 4(d)(iii)) received by the Issuer for such issuance would purchase at the Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include, without limitation, shares of Common Stock issued or issuable upon the exercise, exchange or conversion of outstanding securities, excluding Common Stock issuable upon the exercise, exchange or conversion of options, warrants or similar rights to acquire Common Stock, at a price greater than the Volume Weighted Market Value as of the date of adjustment.

              (ii) For purposes of this Section 4.2(d), "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.2(d)(iv)) by the Issuer other than: (1) Common Stock issued pursuant to a transaction described in Section 4.2(a) or 4.2(b), (2) shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (3) in addition to the shares of Common Stock described in 4.2(d)(ii)(4) below, shares of Common Stock or options, warrants or similar rights to purchase shares of Common Stock, which shares are issuable or issued to employees, consultants or directors of the Issuer directly or pursuant to a stock option, restricted stock, employee stock purchase or similar plan approved by the Board of Directors of the Issuer and (4) shares of Common Stock issued or issuable upon conversion of all securities convertible, exchangeable or exercisable for, or rights to purchase, shares of Common Stock validly issued and outstanding as of the Original Issuance Date, including pursuant to warrants issued to creditors of the Issuer on such date.

              (iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Issuer for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Issuer irrespective of any accounting treatment.

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              (iv) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms or by agreement with the Issuer convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4.2(d):

                     (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4.2(d)(iii)), if any, received by the Issuer upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                     (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments, accrual of dividends or payment of any premiums or preferences conditioned upon the occurrence of specified transactions) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Issuer for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Issuer (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4.2(d)(iii)).

              (v) Notwithstanding any other provisions of this Section 4.2(d), no adjustment of the Conversion Price pursuant to this Section 4.2(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

         Notwithstanding anything herein to the contrary, this Section 4.2(d) will be effective only on and after the Effective Date, whether or not the Issuer is subject to the Marketplace Rules of The Nasdaq Stock Market, Inc.

         (e) Fundamental Changes. In case of any Fundamental Change, the Holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that such Holder would have received if

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such share had been converted immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holders of Preferred Stock after the Fundamental Change to the end that the provisions of this Section 4 shall be applicable after that event in a manner as nearly equivalent as practicable as before the Fundamental Change.

         (f) Limitation on Adjustments. Anything in the above subparagraphs (a) through (e) to the contrary notwithstanding, the Issuer shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this Section, the Holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Issuer other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

         (g) No Further Adjustment for Reorganization. There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Issuer in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in the above subparagraphs (a) through (e).

         (h) Deferral Until Occurrence of Event. In any case in which the above subparagraphs (a) through (e) require that an adjustment as a result of any event become effective from and after a record date, the Issuer may elect to defer until after the occurrence of such event (i) issuing to the Holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock.

         (i) Adjustment After Record Date. If the Issuer shall take a record of the Holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by the above subparagraphs (a) through (e) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

         (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Issuer, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each Holder of Preferred Stock in accordance with the terms of Section 13. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

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              (k) Notice of Holders of Certain Events. Upon (i) any taking by the Issuer of a record of the Holders of any class of securities in accordance with the terms thereof for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, or otherwise participate in any event for which the Conversion Price is adjusted pursuant to this Section 4, (ii) any subdivision or combination of the outstanding Common Stock, (iii) any Fundamental Change or (iv) any Liquidation Event, the Issuer shall mail to each Holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or other event and a description of such dividend, distribution or other event, (B) the date on which any such subdivision, combination, Fundamental Change or Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the Holders of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such subdivision, Fundamental Change or Liquidation Event.

         4.3 From and after the Effective Date, the Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

         4.4 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.       Redemption.
         ----------

              (a) On or after the March 18, 2010, the Issuer shall have the option to redeem, from time to time, all or any portion of the outstanding shares of Preferred Stock at a price per share equal to the Redemption Price. The Issuer shall send notice of each such redemption (the "REDEMPTION NOTICE") as well as the amount of consideration to be paid for each share of Preferred Stock to be redeemed, to each of the Holders of shares of Preferred Stock at least thirty (30) and not more than sixty (60) days' prior to the redemption date (each, a "REDEMPTION DATE") set forth in such notice. On any Redemption Date, the Issuer shall pay the Redemption Price in cash.

              (b) With respect to each share of the Preferred Stock that the Issuer elects not to redeem on March 18, 2010 (whether or not the Issuer has sufficient legally available funds to


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effect such redemption), from and after such date, the Dividend Accretion Rate with respect to each such share shall be increased to twenty percent (20%); provided, that this increase will not have any effect on a right of a Holder of Preferred Stock to receive dividends pursuant to Section 2.1(c) to the extent any such declared dividends are in excess of such increased Dividend Accretion Rate.

              (c) If on any Redemption Date the shares of Preferred Stock to be redeemed shall be less than all of the outstanding shares of Preferred Stock on such date, the shares shall be redeemed pro rata among all Holders of Preferred Stock based on their holdings as of such Redemption Date with any fractional shares round to the nearest whole share.

              (d) Any Redemption Notice delivered to Holders of Preferred Stock shall not in any way limit such Holder's right to convert such Holder's shares of Preferred Stock into Common Stock in accordance with Section 4 prior to the applicable Redemption Date.

              (e) (i) On or before the applicable Redemption Date, each Holder of shares of Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares of Preferred Stock (properly endorsed or assigned, or transferred, if the Issuer shall so require and the Redemption Notice shall so state) to the Issuer in the manner and at the place designated in the Redemption Notice.

                  (ii) On the applicable Redemption Date, the Issuer shall pay or deliver, upon receipt of such certificates, to the Holder whose name appears on such certificate or certificates as the owner thereof, the full Redemption Price due such Holder.

                  (iii) The shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Issuer or the Holder) canceled as of the applicable Redemption Date whether or not certificates for such shares are returned to the Issuer.

                  (iv) If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the Holder, together with the amount of cash, if any, in lieu of fractional shares.

              (f) If a Redemption Notice shall have been given as provided in
Section 5.1(a), all rights of the Holders thereof as stockholders of the Issuer with respect to shares so called for redemption (including but not limited to, the right to receive dividends on the shares of Preferred Stock to be redeemed, but excluding for the right to receive from the Issuer the Redemption Price) shall cease either (i) from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price, in which case such rights shall not terminate at the Redemption Date) or (ii) if the Issuer shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than twenty (20) days after the date of mailing of the Redemption Notice) on which the Issuer shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated paying agent an amount in cash sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Any money so deposited with such paying agent that shall not be required for such redemption shall be returned to the Issuer forthwith. Subject to applicable escheat laws, any moneys so set aside by the Issuer and unclaimed at the end of one

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year from the Redemption Date shall revert to the general funds of the Issuer, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Issuer for payment of the Redemption Price without interest. Any interest accrued on funds held by the paying agent shall be paid to the Issuer from time to time.

              (g) Notwithstanding anything herein to the contrary, the Issuer shall not be able to exercise its option to redeem all or any portion of the outstanding Preferred Stock pursuant to this Section 5 unless and until it has obtained the approval (by written consent or otherwise) of a majority of the members of a Special Board Committee designated by the Board of Directors of the Issuer for such purpose.

6.      Liquidation Preference.
        ----------------------

              (a) Upon any Liquidation Event, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the Liquidation Preference per share as of the date of the Liquidation Event, before any distribution is made on any Junior Securities, including, without limitation, the Common Stock. Payments required to be made pursuant to this Section 6(a) shall be made in cash.

              (b) If, upon any Liquidation Event, the amounts payable with respect to the Liquidation Preference and the liquidation preference of all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled. After the payment of the full Liquidation Preference, such Holders shall not be entitled to any additional distribution of assets of the Issuer.

7.       Voting Rights.
         -------------

         7.1 Except as otherwise provided herein or as required by applicable law, the Holders of the Preferred Stock shall on and after the Effective Date be entitled to vote on all matters on which the Holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the Holders of Common Stock, voting together with the Holders of Common Stock as a single class. For this purpose, the Holders of the Preferred Stock shall be given notice of any meeting of stockholders as to which the Holders of Common Stock are given notice in accordance with the Bylaws of the Issuer. As to any matter on which the Holders of the Preferred Stock shall be entitled to vote, each Holder of Preferred Stock shall be entitled to that number of votes (calculated as of the close of business on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the execution date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders) equal to the number of Conversion Shares into which such Holder's shares of Preferred Stock could be converted pursuant to the provisions of Section 4 hereof (without giving effect, for purposes of this Section 7.1 only, to Section 4.2(d)).

7.2      Special Voting Rights.
         ---------------------

         The Issuer shall not, and shall not permit any of its Subsidiaries to take any of the following actions unless each such action is taken following receipt of the vote or consent of the Holders of at least 66 2/3% of the outstanding Preferred Stock, voting as a separate class:

              (a) amend, alter or repeal any provision of (i) the Certificate of Incorporation of the Issuer, (ii) Bylaws of the Issuer or (iii) this Certificate of Designations, in each case, that would adversely affect the rights, preferences and powers (including, without limitation, the voting powers set forth in this Section 7) or privileges of the Holders of the Preferred Stock;

              (b) authorize, create, reclassify or issue any series or class of Senior Securities (or security convertible into Senior Securities or evidencing a right to purchase any shares of any series or class of Senior Securities) or any series or class of Parity Securities (or security convertible into Parity Securities or evidencing a right to purchase any shares of any class or series of Parity Securities), or any other class or series of debt securities convertible or exchangeable into Common Stock or any other class or series of preferred stock, the payment or deemed payment of dividends with respect to which (for federal income tax purposes) could reasonably be expected to cause the inclusion of dividends accrued, accreted or paid with respect to the Preferred Stock pursuant to this Certificate of Designations in the taxable income of any Holder of Preferred Stock;

              (c) pay any dividends or purchase, redeem or acquire or retire for value (including, in connection with any merger or reorganization of the Issuer or any of its Subsidiaries), or make any other distribution (other than any of the foregoing made pursuant to the terms of Junior Securities that have been approved by Holders of at least 66 2/3% of the outstanding Preferred Stock, voting separately as a class) in respect of, any Junior Securities; and

              (d) consummate or agree to consummate any Designated Change of Control Event other than any such event that contemplates the Issuer making a Change of Control Offer in accordance with Section 9(a).

         Notwithstanding anything to the contrary contained herein, the provisions of Section 7.2(b) and 7.2(c) will be of no further force or effect upon the earlier of the date on which (i) less than twenty percent (20%) of the aggregate of the number of shares of Preferred Stock issued on all Issuance Dates remains outstanding or (ii) less than forty percent (40%) of the aggregate of the number of shares of Preferred Stock issued on all Issuance Dates remains outstanding and such outstanding Preferred Stock constitutes less than twenty percent (20%) of the total outstanding voting power of the Issuer.

8.       Amendment, Supplement and Waiver.
         --------------------------------

              (a) Without the consent of any Holder of the Preferred Stock, subject to the requirements of the General Corporation Law of the State of Delaware, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency.

              (b) This Certificate of Designation may be amended by the Issuer with the consent of the Holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

9.       Change of Control.
         -----------------

              (a) (i) Upon the occurrence of a Change of Control, the Issuer may offer (a "CHANGE OF CONTROL OFFER") to repurchase all, but not less than all, of the outstanding shares of Preferred Stock, if any, at a purchase price per share in cash equal to the Change of Control Purchase Amount. If the Issuer elects to make a Change of Control Offer, it shall, within twenty (20) days following the occurrence of such Change of Control mail a notice to each Holder of shares of Preferred Stock describing the transaction or transactions that constitute the Change of Control and offering to repurchase shares of Preferred Stock, on a date specified in such notice (the "CHANGE OF CONTROL PURCHASE DATE"), which date shall be no earlier than ninety (90) days and no later than one hundred and twenty (120) days from the date such notice is mailed, pursuant to the procedures described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable.

                  (ii) On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:

                       (1) accept for payment all shares of Preferred Stock
               properly tendered pursuant to the Change of Control Offer;

                       (2) deposit with the paying agent an amount equal to the
               Change of Control Purchase Amount in respect of all shares of Preferred Stock so tendered; and

                       (3) deliver or cause to be delivered to the Transfer
               Agent all certificates for shares of Preferred Stock so accepted together with an officer's certificate stating the aggregate number of shares being purchased by the Issuer.

                  (iii) The paying agent shall promptly mail or transfer by wire transfer to each Holder of shares of Preferred Stock so tendered the Change of Control Purchase Amount for such shares of Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate for any shares of Preferred Stock not tendered that are represented by the surrendered certificate. The Issuer shall notify each Holder of Preferred Stock the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

         (b) If the Issuer does not make a Change of Control Offer as provided in Section 9(a), subject to Section 9(d), all of the outstanding shares of Preferred Stock held by each Holder will automatically be converted into a number of shares of Common Stock (or, if the Change of Control is a Designated Change of Control Event, the type of securities or other consideration distributed to the Holders of Common Stock upon such Change of Control, if applicable) having a value equal to the Change of Control Purchase Amount (after giving effect to the Change of Control and the dilution per share of Common Stock incurred in connection with the automatic conversion contemplated by this
Section 9(b)) effective upon the twenty-first (21st) day following the occurrence of a Change of Control. Upon any conversion in accordance with this
Section 9(b), all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (i) receive certificates for the number of shares of Common Stock into which such shares of

Preferred Stock have been converted; and (ii) exercise the rights which they are entitled as Holders of Common Stock (including any rights to receive a portion of the consideration to be paid to such Holders in the Change of Control).

         (c) The provisions of this Section 9 that permit the Issuer to make a Change of Control Offer shall be applicable regardless of whether any other provisions of this certificate are applicable. Except as set forth in this paragraph, no Holder of shares of Preferred Stock shall have any right to require the Issuer to repurchase or redeem the shares of Preferred Stock, in the event of a takeover, recapitalization or other similar transaction.

         (d) No provision of this Section 9 shall not in any way limit the right of any Holder of Preferred Stock to convert such Holder's shares of Preferred Stock into Common Stock in accordance with Section 4 prior to the Change of Control Purchase Date.

         (e) Notwithstanding anything herein to the contrary, the Issuer shall not be able to make a Change of Control Offer pursuant to Section 9(a) unless and until it has obtained the approval (by written consent or otherwise) of a majority of the members of a Special Board Committee designated by the Board of Directors of the Issuer for such purpose.

10.      Purchase Offer.
         --------------

         (a) The Issuer shall have the right (but not the obligation), at any time and from time to time after the second anniversary of the Original Issuance Date, to offer (the "PURCHASE OFFER") to repurchase all or any part of the outstanding shares of Preferred Stock at a purchase price per share in cash equal to the Purchase Offer Amount. In the event the Purchase Offer is for fewer than all of the outstanding shares of Preferred Stock, the number of shares of Preferred Stock held by each Holder which shall be subject to the Purchase Offer shall be selected on a pro rata basis (with any fractional shares being rounded to the nearest whole share). If the Issuer elects to make a Purchase Offer, the Issuer shall mail a notice to each Holder of shares of Preferred Stock (with a copy to the Transfer Agent) offering to repurchase shares of Preferred Stock on a date specified in such notice (the "PURCHASE PAYMENT DATE"), which date shall be no earlier than ninety (90) days and no later than one hundred and twenty
(120) days from the date such notice is mailed, pursuant to the procedures described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable.

         (b) On the Purchase Payment Date, the Issuer shall, to the extent lawful:

             (i) accept for payment all shares of Preferred Stock properly tendered pursuant to the Purchase Offer;

             (ii) deposit with the paying agent an amount equal to the Purchase Offer Amount in respect of all shares Preferred Stock so tendered; and

             (iii) deliver or cause to be delivered to the Transfer Agent all certificates for shares of Preferred Stock so accepted together with an officer's certificate stating the aggregate number of shares being purchased by the Issuer.

         (c) The paying agent shall promptly mail or transmit by wire transfer to each Holder of shares of Preferred Stock so tendered the Purchase Offer Amount for such shares of

Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new certificate for any shares of Preferred Stock not tendered that are represented by the surrendered certificate. The Issuer shall notify the Holders of Preferred Stock the results of the Purchase Offer on or as soon as practicable after the Purchase Payment Date.

         (d) If a Holder of shares of Preferred Stock subject to the Purchase Offer elects not to, or otherwise fails to, properly tender such amount of such Holder's shares of Preferred Stock proportionate to the amount of total shares of Preferred Stock the Issuer has offered to repurchase in the Purchase Offer, then with respect to each share of such proportionate amount of Preferred Stock that such Holder fails to tender, from and after the expiration of the Purchase Offer the Dividend Accretion Rate with respect to each such share shall be reduced to five percent (5%) per annum; provided, that this reduction shall not have any effect on the right of a Holder of Preferred Stock to receive dividends pursuant to Section 2.1(c) to the extent any such declared dividends are in excess of such reduced Dividend Accretion Rate.

         (e) Nothing in this Section 10 shall in any way limit such Holder's right to convert such Holder's shares of Preferred Stock into Common Stock in accordance with Section 4 prior to the Purchase Payment Date.

         (f) Notwithstanding anything herein to the contrary, the Issuer shall not be able to make a Purchase Offer pursuant to Section 10(a) unless and until it has obtained the approval (by written consent or otherwise) of a majority of the members of a Special Board Committee designated by the Board of Directors of the Issuer for such purpose.

11.      Transfer Restriction.
         --------------------

         Without the prior vote or consent of Holders of at least 66 2/3% of the outstanding Preferred Stock, voting separately as a class, together with the prior consent of the Issuer, the Preferred Stock, may not be offered, sold, transferred, assigned, pledged, encumbered, distributed or otherwise disposed, in whole or in part, directly or indirectly, by or on behalf of any Holder of Preferred Stock to a Prohibited Transferee; provided, that nothing contained in this Section 11 will prohibit any such transfer of Preferred Stock otherwise expressly provided for in this Certificate of Designations.

12.      Certain Definitions.
         -------------------

         Set forth below are certain defined terms used in this Certificate of Designation.

         "ACCRETED VALUE" means, with respect to any share of Preferred Stock on any date, $1,000 plus the amount of all dividends that have accreted with respect to such share through such date by being added to the Accreted Value pursuant to Section 2.1(a).

         "ACCRUED DIVIDENDS" means, with respect to any share of Preferred Stock on any date, all dividends that have accrued with respect to such share since the last Dividend Accretion Date (or, in the case of the period before the first Dividend Accretion Date, the applicable Issuance Date) and have not been paid.

         "ADDITIONAL STOCK" has the meaning set forth in Section 4.2(d)(ii).

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "common control with"), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of Voting Stock, by agreement of or otherwise.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or other place where payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

         "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

         "CHANGE OF CONTROL" means the occurrence of any of the following events: (a) any Person (other than a Permitted Holder) or Group (other than a Group of Permitted Holders) is or becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, as an entirety in a single transaction or series of related transactions, to any Person (other than a Permitted Holder) or Group (other than a Group of Permitted Holders), (c) the Issuer consolidates with, or merges with or into, another Person, or any Person consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for Voting Stock of the surviving or transferee corporation or its parent corporation and/or cash, securities or other property and (ii) immediately after such transaction no Person (other than a Permitted Holder) or Group (other than a Group of Permitted Holders) is the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation, as applicable; or (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose nomination for election by the stockholders of the Issuer or whose election as director was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

         "CHANGE OF CONTROL OFFER" has the meaning set forth in Section 9(a).

         "CHANGE OF CONTROL PURCHASE AMOUNT" means an amount equal to (i) the Accreted Value plus the Minimum Dividend Amount per share if the Change of Control Purchase Date is prior to the first anniversary of the Original Issuance Date, (ii) 125% of the sum of the Accreted Value plus the Minimum Dividend Amount per share if the Change of Control Purchase Date is after the first anniversary of the Original Issuance Date and prior to the fifth anniversary of the Original Issuance Date or (iii) 125% of the sum of the Accreted Value per share and any Accrued Dividends thereon if the Change of Control Purchase Date is after the fifth anniversary of the Original Issuance Date.

         "CHANGE OF CONTROL PURCHASE DATE" means the meaning set forth in
Section 9(a).

         "CLOSING MARKET PRICE" means, on any Trading Day, the last sale price for shares of Common Stock on such day as reported in the Consolidated Last Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case, the higher bid price quoted for such day as reported by the Wall Street Journal and the National Quotation Bureau pink sheets.

         "COMMON STOCK" means the Issuer's authorized $.01 par value Common
Stock.

         "CONVERSION DATE" means any date on which the Issuer receives a Conversion Notice.

         "CONVERSION NOTICE" means a written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by certificates delivered to the Issuer contemporaneously, such Conversion Notice to specify or include: (i) the number of shares of Preferred Stock being converted by the Holder, (ii) the name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Common Stock are to be issued, (iii) a written instrument or instruments of transfer in form reasonably satisfactory to the Issuer, duly executed by the Holder or its duly authorized legal representative, or in blank, and (iv) transfer tax stamps or funds therefor, if required pursuant to Section 4.4.

         "CONVERSION PRICE" means $0.75, as may be adjusted from time to time as provided herein.

         "CONVERSION SHARES" means, in connection with any conversion pursuant to Section 4.1 to be consummated: that whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 4.3, to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (a) the Accreted Value plus all Accrued Dividends through the applicable Conversion Date divided by (b) the Conversion Price then in effect.

         "DESIGNATED CHANGE OF CONTROL EVENT" means the occurrence of a Change of Control pursuant to paragraph (a), (b) or (c) in the definition thereof.

         "DIVIDEND ACCRETION DATE" means the first day of April, July, October and January of each year, commencing April 1, 2002.


         "DIVIDEND ACCRETION RATE" means eleven and a half percent (11.5%) per annum, unless otherwise adjusted pursuant to the terms of this Certificate of Designations.

         "EFFECTIVE DATE" means the date on which the Stockholder Action becomes effective in accordance with the Delaware General Corporation Law and the provisions of Regulation 14C under the Exchange Act; provided however, that to the extent it is determined that the consent of the stockholders of the Issuer to clause (c) of Action One of the Stockholder Action is not required by the Marketplace Rules of The Nasdaq Stock Market, Inc., then the Effective Date of the Stockholder Action for the purposes of Section 4.1(a) and Section 7.1 shall be the Original Issuance Date.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FACE AMOUNT" means, with respect to any share of Preferred Stock, $1,000.

         "FUNDAMENTAL CHANGE" means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Issuer's Common Stock are converted into or exchanged for stock, other securities or assets.

         "GROUP" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

         "HOLDER" means a Person in whose name shares of Capital Stock are registered.

         "ISSUANCE DATE" means with respect to any share of Preferred Stock the date on which the Issuer issues such share of Preferred Stock.

         "ISSUER" means SAVVIS Communications Corporation, a Delaware corporation.

         "JUNIOR SECURITIES" means Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

         "LIQUIDATION EVENT" means any voluntary or involuntary liquidation, dissolution or winding up of the Issuer.

         "LIQUIDATION PREFERENCE" means the greater of (i) the Accreted Value plus any Accrued Dividends thereon as of the date of the Liquidation Event and
(ii) the fair market value of the Common Stock (as determined by an independent third party appraiser of national standing chosen by the Company and the Holders of 66 2/3% of the then outstanding Preferred Stock) as of the date of the Liquidation Event multiplied by the number of shares of Common Stock such share of Preferred Stock is convertible into.

         "MINIMUM DIVIDEND AMOUNT" means, on any date, with respect to any share of Preferred Stock issued on any Issuance Date, the aggregate amount of cumulative dividends that would accrue pursuant to Section 2.1(a) from such Issuance Date to and including the fifth anniversary of the Original Issuance Date less the amount of dividends that have accreted pursuant to Section 2.1(a) through such date.

         "ORIGINAL ISSUANCE DATE" means the first date on which the Issuer issues any shares of Preferred Stock.

         "OUTSTANDING COMMON" has the meaning set forth in Section 4.2(d)(i).

         "PARITY SECURITIES" means any class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

         "PERMITTED HOLDER" means Welsh, Carson, Anderson & Stowe VIII, L.P. or any of its Affiliates.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "PREFERRED STOCK" means the Preferred Stock authorized in this Certificate of Designation.

         "PROHIBITED TRANSFEREE" any Person (other than the Holders of Preferred Stock having purchased such Preferred Stock from the Issuer on an Issuance Date) who or which, directly or indirectly, owns in excess of 25% of the Voting Stock of, manages, operates or controls, any business which provides data networking, related Internet or managed hosting services.

         "PURCHASE OFFER" has the meaning set forth in Section 10(a).

         "PURCHASE OFFER AMOUNT" means an amount equal to the greater of (i) 200% of the Face Amount and (ii) the Volume Weighted Market Value as of the Purchase Payment Date multiplied by the number of shares of Common Stock such shares of Preferred Stock is convertible into.

         "PURCHASE PAYMENT DATE" has the meaning set forth in Section 10(a).

         "REDEMPTION DATE" has the meaning set forth in Section 5(a).

         "REDEMPTION PRICE" means the amount equal to the Accreted Value plus any Accrued Dividends thereon as of the applicable Redemption Date.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "SENIOR SECURITIES" means Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors of the Issuer, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

         "SPECIAL BOARD COMMITTEE" means a special committee of the Board of Directors of the Issuer, a majority of whose members are not Affiliates of any Holder of Preferred Stock.

         "STOCKHOLDER ACTION" means the stockholder action by written consent executed by the requisite Holders of Common Stock on March 6, 2002.

         "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

         "TRANSFER AGENT" shall have the meaning set forth in Section 12.

         "TRADING DAY" means any business day on which the Nasdaq National Stock Market (or any U.S. national securities exchange or quotation system (including, without limitation, any over-the-counter trading system, if the Common Stock is not then listed on an exchange) on which the Common Stock is then listed) is open for the transaction of business.

         "VOLUME WEIGHTED MARKET VALUE" means as of any date, the price per share of Common Stock which equals (i) the sum of the products, for each of the twenty (20) Trading Days ending on and including the Trading Day immediately prior to such date, of the Closing Market Price on such Trading Day multiplied by the volume of shares traded on such day, divided by (ii) the total volume of shares traded over such twenty (20) Trading Day period. If the Closing Market Price cannot be determined in accordance with the definition thereof, the Volume Weighted Market Value shall be the fair market value of the Common Stock (as determined by an independent third party appraiser of national standing chosen by the Company and the Holders of 66 2/3% of the then outstanding Preferred Stock) as of such date.

         "VOTING STOCK" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of such Person.

13.  Transfer Agent.
     --------------

         Mellon Investor Services LLC (or the Issuer for an interim period) shall be the duly appointed transfer agent for the Preferred Stock (the "TRANSFER AGENT"). The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

14.  Notices.
     -------

         Any notices given pursuant to this Certificate of Designation shall be by (i) first class mail, postage prepaid or (ii) by a nationally recognized overnight courier, and sent to the address of the Holders as shown on the books of the Transfer Agent. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given (i) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

15.  Other Provisions.
     ----------------

     15.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

     15.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

     15.3 In the Issuer's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Stock Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

     15.4 The shares of Preferred Stock shall be issuable in whole shares.

     15.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.





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


         IN WITNESS WHEREOF, SAVVIS Communications Corporation caused this Certificate of Designations to be signed this 18th day of March, 2002.

                                        SAVVIS COMMUNICATIONS CORPORATION,
                                         a Delaware corporation



                                        By: /s/ Nancy A. Bridgman Lysinger
                                           -------------------------------------
                                           Name:   Nancy A. Bridgman Lysinger
                                           Title:  Vice President and Treasurer









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